                                                                     Exhibit 3.1
                                                                          PAGE 1


                                    Delaware

                                 The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "LIMELIGHT NETWORKS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF FEBRUARY, A.D. 2007, AT 4:46 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                                        /s/ Harriet Smith Windsor
                                        ----------------------------------------
                                        Harriet Smith Windsor Secretary of State

                                                         AUTHENTICATION: 5471863
                                                                  DATE: 03-01-07

3694871 8100   (SEAL)
070243884

      State of Delaware
      Secretary of State
   Division of Corporations
Delivered 04:59 PM 02/27/2007
  FILED 04:46 PM 02/27/2007
 SRV 070243884 - 3694871 FILE

                           CERTIFICATE OF AMENDMENT OF

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                            LIMELIGHT NETWORKS, INC.

     Limelight Networks, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Limelight Networks, Inc. The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on August 20, 2003.

     B. This Certificate of Amendment was duly adopted by the corporation's directors and stockholders in accordance with the applicable provisions of
Section 242 of the Delaware General Corporation Law.

     C. Article IV, Subparagraph 5(b) of the Amended and Restated Certificate of Incorporation of this corporation is hereby amended to read as follows:

          "The Board of Directors shall consist of nine (9) members. At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, (i) the holders of the Series Preferred, voting together as a single class and not as separate series and on an as-converted basis, shall be entitled to elect five (5) members of the Board of Directors (the "Preferred Directors"); (ii) the holders of shares of Common, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors, one of whom shall be the then-current Chief Executive Officer of the Corporation (the "Common Directors"); and (iii) the holders of the Series Preferred and the holders of shares of Common, voting together as a single class and on an as-converted basis, shall be entitled to elect one (1) member of the Board of Directors (the "At-large Director"). In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class of stock pursuant to this subparagraph 5(b), the affirmative vote of the holders of a majority of the shares of that class may elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class of stock may be removed during the aforesaid term of office, either with or without cause, by the affirmative vote of the holders of the shares of the class of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class of stock represented at a meeting or pursuant to unanimous written consent. Notwithstanding the foregoing, any director may be removed for cause in accordance with Delaware General Corporation Law."

     IN WITNESS WHEREOF, Limelight Networks, Inc has caused this certificate to be signed by Jeffrey W. Lunsford, a duly authorized officer of the corporation, on February 26, 2007.


                                        /s/ Jeffrey W. Lunsford
                                        ----------------------------------------
                                        Jeffrey W. Lunsford
                                        Chief Executive Officer

                                    Delaware

                                 The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "LIMELIGHT NETWORKS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF AUGUST, A.D. 2006, AT 2:17 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                                        /s/ Harriet Smith Windsor
                                        ----------------------------------------
                                        Harriet Smith Windsor Secretary of State

                                                         AUTHENTICATION: 4994408
                                                                  DATE: 08-23-06

3694871 8100   (SEAL)
060783074

                                                         State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                   Delivered 02:34 PM 08/22/2006
                                                     FILED 02:17 PM 08/22/2006
                                                   SRV 060783074 - 3694871 FILE

                           CERTIFICATE OF AMENDMENT OF

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                            LIMELIGHT NETWORKS, INC.

     Limelight Networks, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Limelight Networks, Inc. The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on August 21, 2003.

     B. This Certificate of Amendment was duly adopted by the corporation's directors and stockholders in accordance with the applicable provisions of
Section 242 of the Delaware General Corporation Law.

     C. Article IV, Subparagraph 5(b) of the Amended and Restated Certificate of Incorporation of this corporation is hereby amended to read as follows:

     "The Board of Directors shall consist of eight (8) members. At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, (i) the holders of the Series Preferred, voting together as a single class and not as separate series and on an as converted basis, shall be entitled to elect five (5) members of the Board of Directors (the "PREFERRED DIRECTORS") and (ii) the holders of shares of Common, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors, one of whom shall be the then current Chief Executive Officer of the Corporation (the "COMMON DIRECTORS"). In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class of stock pursuant to this subparagraph 5(b), the affirmative vote of the holders of a majority of the shares of that class may elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class of stock may be removed during the aforesaid term of office, either with or without cause, by the affirmative vote of the holders of the shares of the class of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class of stock represented at a meeting or pursuant to unanimous written consent. Notwithstanding the foregoing, any director may be removed for cause in accordance with Delaware General Corporation Law."

     IN WITNESS WHEREOF, Limelight Networks, Inc. has caused this certificate to be signed by William H. Rinehart, a duly authorized officer of the corporation, on August 9, 2006.


                                        /s/ William H. Rinehart
                                        ----------------------------------------
                                        William H. Rinehart
                                        Chief Executive Officer

                                    Delaware

                                 The first State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "LIMELIGHT NETWORKS, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JULY, A. D. 2006, AT 5:14 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                                        /s/ Harriet Smith Windsor
                                        ----------------------------------------
                                        Harriet Smith Windsor, Secretary of
                                        State

3694871 8100   (SEAL)
060658254

                                                         AUTHENTICATION: 4891924
                                                                  DATE: 07-11-06

                                                         State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                   Delivered 05:22 PM 07/11/2006
                                                     FILED 05:14 PM 07/11/2006
                                                   SRV 060658254 - 3694871 FILE

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                            LIMELIGHT NETWORKS, INC.

     The undersigned, William Rinehart hereby certifies that:

     1. He is the duly elected and acting President of Limelight Networks, Inc., a Delaware corporation

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on August 20, 2003.

     3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

     "The name of this corporation is Limelight Networks, Inc. (the "CORPORATION").

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

     The Corporation is authorized to issue two classes of shares to be designated respectively "PREFERRED" and "COMMON." The total number of Preferred shares authorized is thirty three million three hundred fourteen thousand (33,314,000), and the total number of Common shares authorized is eighty million one hundred thousand (80,100,000). The par value of the shares of Common Stock and shares of the Preferred Stock is one-tenth of one cent ($0,001) per share.

     A.   Preferred Stock.

     The first such series of Preferred shares shall be designated "SERIES A CONVERTIBLE PREFERRED STOCK," and shall consist of four million six hundred fourteen thousand (4,614,000) shares. The second such series of Preferred shares shall be designated "SERIES B CONVERTIBLE PREFERRED STOCK," and shall consist of twenty eight million seven hundred thousand (28,700,000) shares. The rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock (the "SERIES A PREFERRED") and the Series B

Convertible Preferred Stock (the "SERIES B PREFERRED," and together with the Series A Preferred, the "SERIES PREFERRED") are as follows:

     I. Dividend Rights of Series Preferred. The holders of the Series A Preferred and Series B Preferred shall be entitled to receive, out of any funds legally available therefor on a pari passu basis, dividends at the rate of 10% per annum per share of Series A Preferred and 10% per annum per share of Series B Preferred (as such amounts shall be adjusted to reflect subdivisions and combinations of shares and stock dividends), per annum, on each outstanding share of Series Preferred, payable in preference and priority to any payment of any dividend on the Common, when, as and if declared by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS"). The right to such dividends on the Series Preferred shall not be cumulative, and no right shall accrue to holders of Series Preferred by reason of the fact that dividends on such shares are not declared or paid in any prior year. The holders of the outstanding Series Preferred can waive any dividend preference that such holders shall be entitled to receive under this subparagraph I upon the affirmative vote or written consent of the holders of at least a majority of the shares of Series Preferred then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). In addition to, and not in lieu of, the preceding sentences of this subparagraph 1, in the event that the Board of Directors shall declare and pay or set apart dividends on the Common shares, such additional dividends shall be declared and set apart on the Series Preferred at the same rate based upon the number of Common shares into which the Series A Preferred and Series B Preferred are then convertible In no event shall the Self-Tender (as defined below) be considered a dividend for purposes of this Section 1.

     2.   Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred and Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common shares by reason of their ownership thereof: (i) the amount of $0.2167 per share of Series A Preferred (as such amount shall be adjusted to reflect subdivisions and combintions of shares and stock dividends) for each share of Series A Preferred then held by them (the "INITIAL SERIES A LIQUIDATION PREFERENCE"), plus an amount equal to the sum of all declared but unpaid dividends on the Series A Preferred and (ii) the amount of $9.7818 per share of Series B Preferred (as such amount shall be adjusted to reflect subdivisions and combinations of shares and stock dividends) for each share of Series B Preferred then held by them (the "INITIAL SERIES B LIQUIDATION PREFERENCE"), plus an amount equal to the sum of all declared but unpaid dividends on the Series B Preferred. If upon any such liquidation, dissolution or winding up of the Corporation, the assets and funds available for distribution among the holders of the Series A Preferred and Series B Preferred shall be insufficient to permit the payment to such holders of the full preferential amount of the Initial Series A Liquidation Preference and Initial Series B Liquidation Preference, then such assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred and Series B Preferred in proportion to the percentage of the aggregate Initial Series A Liquidation Preference and Initial Series B Liquidation Preference that each such holder is entitled to receive.

          (b) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment has been made to the holders of the Series A Preferred and Series B Preferred of the full amount of the Initial Series A Liquidation Preference and Initial Series B Liquidation Preference, respectively, to which they shall be entitled pursuant to subparagraph 2(a) above, all remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed ratably among the holders of Series A Preferred and the Common shares based on the number of Common shares held by each such holder (assuming conversion of all such Series A Preferred into Common shares) until the holders of the Series A Preferred shall have received an aggregate of $0.3251 per share (as such amount shall be adjusted to reflect subdivisions and combinations of shares and stock dividends) for each share of Series A Preferred then held by them (including amounts paid pursuant to the Initial Series A Liquidation Preference); thereafter, if assets remain in the Corporation, the holders of the Common shares shall receive all of the remaining assets of the Corporation pro rata based on the number of Common shares held by each such holder.

          (c) Notwithstanding the above, for purposes of determining the amount each holder of shares of Series Preferred is entitled to receive with respect to a liquidation, dissolution or winding up pursuant to this subparagraph 2, each such holder of shares of Series Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder's shares of Series Preferred into shares of Common immediately prior to the liquidation, dissolution or winding up if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such holder's shares of Series Preferred into shares of Common. If any such holder shall be deemed to have converted shares of Series Preferred into Common pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series Preferred that have not converted (or have not been deemed to have converted) into shares of Common.

          (d) For purposes of this subparagraph 2, a liquidation shall be deemed to be occasioned by, or to include, (i) the Corporation's sale, lease or other conveyance or disposition of all or substantially all of its assets, (ii) the acquisition of the Corporation by another entity by means of merger or consolidation in which the holders of voting securities of the Corporation immediately prior to the consolidation or merger own (immediately after the consolidation or merger) voting securities of the surviving or acquiring entity, or of a parent of such entity, representing less than fifty percent (50%) of the voting power of the surviving or acquiring entity or such parent, or (iii) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a liquidation if (1) its sole purpose is to change the state of the Corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Corporation's securities immediately prior to such transaction or
(2) it is an equity financing with the primary purpose of raising working capital, in which the Corporation is the surviving corporation (each, a "LIQUIDATION"); provided, however, that in no event shall the Self-render (as defined below) constitute a Liquidation. The treatment of any particular transaction or series of transactions as a Liquidation may be waived by the vote or written consent of the holders of a majority of the outstanding Series Preferred (voting together as a single class and not as separate series, and on an as..converted basis.)

          (e) In any of such events, if the consideration received by the Corporation or its stockholders is other than cash or indebtedness, its value will be deemed its fair market value, as deterrmined in good faith by the Board of Directors, including the approval of a majority of the Preferred Directors (as defined below). Any securities shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by subparagraph (ii) below:

                    (A) if traded on a securities exchange or through the Nasdaq National Market, the value shall be based on the formula specified in the definitive agreements for the Liquidation or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

                    (B) If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period;

                    (C) if there is no active public market, the value shall be the fail market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series Preferred; and

                    (D) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Series Preferred.

     3.   Redemption.

          (a) At any time after July 12,2013 but within sixty (60) days after the receipt by the Corporation of a written request (the "REDEMPTION ELECTION") from any holder of outstanding shares of Series B Preferred (a "REDEEMING HOLDER") that all or some of the outstanding shares of Series B Preferred held by such Redeeming Holder be redeemed, and provided that a final determination of the fair market value of Series B Preferred in accordance with this Section 3(a) has been made, the Corporation shall, from any source of funds legally available therefor, redeem in four (4) quarterly installments (each payment date being referred to herein as a "REDEMPTION DATE") the number of outstanding shares of Series B Preferred specified in the Redemption Election from such Redeeming Holder (including, without limitation, all holders of Series B Preferred deemed to be Redeeming Holders pursuant to Section 3(b)) by paying in cash therefor a sum per share equal to the greater of (i) $4.8909 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) plus all declared but unpaid dividends on such share or (ii) the fair market value per share of the Series B Preferred on the applicable Redemption Date as determined in good faith by agreement between the Board of Directors and the Redeeming Holders holding a majority of the shares of Series B Preferred to be redeemed from all Redeeming Holders (the "MAJORITY HOLDER'S") (such greater amount referred to in this subparagraph 3 as the "REDEMPTION PRICE"). In the event that the Board of Directors and the Majority Holders cannot agree upon a Redemption Price as set forth in subparagraph 3(a)(ii) hereof, then the Board of Directors and the Majority Holders shall mutually agree on a nationally recognized independent appraiser (the "FIRST APPRAISER") who shall calculate the fair market value of the Series B Preferred within twenty (20) days of its appointment (i) in good faith and (ii) as though the Corporation is under no compulsion to buy and the Redeeming Holders are under no compulsion to sell and (iii) taking into account the lack of a public trading market for shares of the Series B Preferred. The cost of the determination of the fair market value of the Series B Preferred shall not be taken into account in determining the fair market value of the Series B Preferred and shall be borne by equally by the Corporation and the Redeeming Holders, with the amount borne by the Redeeming Holders to be deducted pro rata from the redemption payments due to such Redeeming Holders on the first Redemption Date. The number of shares of Series B Preferred that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series B Preferred held by each Redeeming Holder to be redeemed that are outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). In the event there is more than one Redeeming Holder, any redemption of Series B Preferred effected pursuant to this subparagraph 3(a) shall be made on a pro rata basis among the holders of Series B Preferred in proportion to the aggregate Redemption Price each such holder of Series B Preferred would otherwise be entitled to receive on the applicable Redemption Date.

          (b) At least fifteen (15) but no more than thirty (30) days prior to the initial Redemption Date in regards to any Redemption Election, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series B Preferred, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying that a Redemption Election has been delivered to the Corporation, the Redemption Price and the place at which payment may be obtained and informing such holder of the manner and the place designated for such redemption to be effected (the "INITIAL REDEMPTION NOTICE"). Each such holder of Series B Preferred shall be entitled to elect to have all or some of the outstanding shares of such holder's Series B Preferred redeemed as set forth in the Initial Redemption Notice by delivering written notice of such election to the Corporation at least five (5) days prior to such Redemption Date. Each such holder electing to redeem shares of Series B Preferred hereunder shall be a "REDEEMING HOLDER." At least ten (10) but no more than twenty (20) days prior to each of the three subsequent Redemption Dates, written notice shall be mailed, first class postage prepaid, to each Redeeming Holder, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the Redemption Price and the place at which payment may be obtained and informing such holder of the manner and the place designated for such redemption to be effected (each a "SUBSEQUENT REDEMPTION NOTICE"). Except as provided in subparagraph (3)(c), on or after each Redemption Date, the Redeeming Holders on such Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares to be redeemed, in the manner and at the place designated in the Redemption Notice, and thereafter the applicable Redemption Price of such shares shall be promptly paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (c) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Redeeming Holders with respect to the shares of Series B Preferred held by such Redeeming Holders to be redeemed on such Redemption Date in the Redemption Notice for such Redeeming Holders (except the right to receive the applicable Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of such shares of Series B Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares. If shares of more than one Redeeming Holder are to be redeemed on any Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of shares, allocated ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to the shares of Series B Preferred Stock designated to be redeemed by each Redeeming Holder. The shares of Series B Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Upon any such default in payment on a given Redemption Date, the balance of the applicable Redemption Price for a Redeeming Holder shall accrue interest at the rate of fifteen percent (15%) per annum until the balance of the shares that the Corporation has become obliged to redeem on such Redemption Date are redeemed, which interest shall be payable quarterly in arrears. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obliged to redeem (including the interest thereon that is then due and payable) on any Redemption Date but that it has not redeemed.

     4. Conversion. The holders of the Series Preferred shall have conversion rights as follows (the "CONVERSION RIGHTS"):

          (a) Right to Convert.

               (i) Optional Conversion. Each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series Preferred, into such number of fully paid and nonassessable shares of Common, as is determined by dividing, in the case of the Series A Preferred, $0.2167 by the Series A Conversion Price in effect at the time of conversion, and in the case of the Series B Preferred, $4.8909 by the Series B Conversion Price in effect at the time of conversion. The "SERIES A CONVERSION PRICE" shall initially be $0.2167 and the "SERIES B CONVERSION PRICE" shall initially be $4.8909. Each of the Series A Conversion Price and the Series B Conversion Price shall be subject to adjustment as hereinafter provided.

               (ii) Automatic Conversion. Each share of Series Preferred shall automatically be converted into shares of Common, at the then effective Series A Conversion Price or Series B Conversion Price, as applicable, upon the earliest of (A) the date specified by vote or written consent of the holders of not less than a majority of the then outstanding shares of Series Preferred, voting together as a single class, or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-l (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common for the account of the Corporation, the public offering price of which is not less than an amount per share that shall initially be equal to $14.6727 on the date this Amended and Restated Certificate of Incorporation is filed with the Delaware Secretary of State (as adjusted for stock splits, stock dividends, combinations, reclassifications and the like) (the "IPO PRICE") and which yields to the Corporation net proceeds of not less than $40,000,000 (a "QUALIFIED PUBLIC OFFERING"). In the event of such a public offering, the person(s) entitled to receive the Common issuable upon such conversion of Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of Common, at which time the Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common issuable upon such conversion unless certificates evidencing such shares of Series Preferred being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the occurrence of such automatic conversion of Series Preferred, the holders of the Series A Preferred and/or Series B Preferred, as applicable, shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Series A Preferred and/or Series B Preferred, as applicable. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common into which such shares of Series Preferred surrendered are convertible on the date on which said automatic conversion occurred.

          (b) Mechanics of Conversion. No fractional shares of Common shall be issued upon conversion of Series Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the shares of Common, as determined in good faith by the Board of Directors, including the approval of a majority of the Preferred Directors. Except as otherwise provided in this subparagraph 4, before any holder of Series Preferred shall be entitled to convert the same into full shares of Common, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred, a certificate or certificates for the number of shares of Common to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash payable in lieu of fractional shares of Common (after aggregating all shares of Common issuable to such holder of Series Preferred upon conversion of the number of shares of Series Preferred at the time being converted). In addition, if less than all of the shares represented by such certificates are surrendered for conversion pursuant to this subparagraph 4, the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Series Preferred not so converted. Except as otherwise provided in this subparagraph 4, such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate for the shares of Series Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date. If the conversion is in connection with a transaction or series of related transactions described in subparagraph 4(a)(ii) above, the conversion may, at the option of any holder tendering shares of Series Preferred for conversion, be conditioned upon the closing of such transaction(s), in which event the person(s) entitled to receive the shares of Common issuable upon such conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the final closing of such transaction(s). If the conversion is in connection with the automatic conversion provisions of subsection 4(a)(ii)(A) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common as of such date.

          (c) Conversion Price Adjustments of Series Preferred for Certain Dilutive Issuances, Splits and Combinations. The Series A Conversion Price and/or Series B Conversion Price, as applicable, shall be subject to adjustment from time to time as follows:

               (i) (A) If the Corporation shall issue, on or after the date upon which any shares of Series B Preferred Stock were first issued the "PURCHASE DATE"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price or Series B Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be automatically adjusted to a price determined by multiplying such Series A Conversion Price or Series B Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common that the aggregate consideration received by the Corporation for such issuance would purchase at such Series A Conversion Price or Series B Conversion Price, as applicable; and the denominator of which shall be the number of shares of Common Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this paragraph 4(c)(i)(A), the term "COMMON OUTSTANDING" shall mean and include the following: (1) outstanding Common shares, (2) Common shares issuable upon conversion of outstanding Preferred shares, (3) Common shares issuable upon exercise of outstanding stock options, (4) Common shares issuable upon exercise (and, in the case of warrants to purchase Preferred shares, conversion) of outstanding warrants, and (5) any other shares of Common deemed issued pursuant to paragraph 4(c)(i)(E) below. Shares described in (1) through (5) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

                    (B) No adjustment of the Series A Conversion Price or Series B Conversion Price, as applicable, shall be made in an amount less than one tenth of one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subparagraphs (E)(3) and (E)(4), no adjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this subparagraph 4(c)(i) shall have the effect of increasing the Series A Conversion Price or Series B Conversion Price, as applicable, above the Series A Conversion Price or Series B Conversion Price in effect immediately prior to such adjustment.

                    (C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof

                    (D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, including the approval of a majority of the Preferred Directors, irrespective of any accounting treatment.

                    (E) In the case of the issuance of options to purchase or rights to subscribe for Common shares, securities by their terms convertible into or exchangeable for Common shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

                         (1) The aggregate maximum number of shares of Common
shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of Time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraphs 4(c)(i)(C) and 4(c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common shares covered thereby.

                         (2) The aggregate maximum number of shares of Common
shares deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the

Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subparagraphs 4(c)(i)(C) and 4(c)(i)(D)).

                         (3) In the event of any change in the number of shares
of Common shares deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Series A Conversion Price and/or Series B Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common shares or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                         (4) Upon the expiration of any such options or rights,
the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price and/or B Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Common shares (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                         (5) The number of shares of Additional Stock deemed
issued and the consideration deemed paid therefor pursuant to subparagraphs 4(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subparagraphs 4(c)(i)(E)(3) or (4).

                    (ii) "ADDITIONAL STOCK" shall mean any Common shares issued (or deemed to have been issued pursuant to subparagraph 4(c)(i)(E)) by the Corporation on or after the Purchase Date other than:

                         (A) Common shares issued pursuant to a transaction
described in subparagraph 4(d) hereof;

                         (B) Common shares issued to employees, consultants,
officers or directors of the Corporation pursuant to stock option plans or restricted stock plans or agreements if such grants of options or restricted stock are approved by the Board of Directors, including the approval of a majority of the Preferred Directors (including Common shares issued pursuant to options granted prior to the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of Delaware);

                         (C) Common shares issued pursuant to a Qualified Public
Offering;

                         (D) Common shares issued pursuant to the conversion or
exercise of convertible or exercisable securities outstanding as of the date this Amended and Restated Certificate of Incorporation is filed with the Delaware Secretary of State;

                         (E) Common shares issued in connection with bona fide
business acquisitions by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, if approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

                         (F) Common shares issued or deemed issued pursuant to
subparagraph 4(c)(i)(E) as a result of a decrease in the Series A Conversion Price or Series B Conversion Price resulting from the operation of paragraph 4(c);

                         (G) Common shares issued to financial institutions or
lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions that are approved by the Board of Directors, including the approval of a majority of the Preferred Directors, and are primarily for other than equity financing purposes;

                         (H) Common shares issued or issuable to an entity as a
component of any bona fide commercial business relationship with such entity for the purpose of (i) joint venture, technology licensing or development activities, (ii) distribution, supply or manufacture of the Corporation's products or services or (iii) any other arrangements involving corporate partners that are primarily for purposes other than equity financing, the terms of which business relationship with such entity are approved by the Board of Directors, including the approval of a majority of the Preferred Directors;

                         (I) Common shares issued upon the conversion of Series
A Preferred or Series B Preferred; or

                         (J) Common shares issued or issuable with the
affirmative vote of at least a majority of the then outstanding shares of Series Preferred.

               (d) Adjustment to Conversion Price for Stock Dividends and Subdivisions.

                    (i) Subdivision or Combination of Common. In case the Corporation shall at any time subdivide (by any stock split, stock dividend, distribution of Common shares or other securities, rights to obtain additional Common shares or otherwise) its outstanding shares of Common into a greater number of shares, without a corresponding and proportional subdivision of its outstanding Series Preferred, the Series A Conversion Price and Series B Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common shall be combined into a smaller number of shares, without a corresponding and proportional combination of its outstanding Series Preferred, the Series A Conversion Price and Series B Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision or combination, no further adjustment shall be made pursuant to this subparagraph 4(d) by reason thereof.

                    (ii) Subdivision or Combination of Preferred. In case the Corporation shall at any time subdivide (by any stock split, stock dividend, distribution of Common shares or other securities, rights to obtain additional Common shares or otherwise) its outstanding shares of Series Preferred into a greater number of shares, without a corresponding and proportional subdivision of its outstanding Common, the Series A Conversion Price and Series B Conversion Price in effect immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding shares of Series Preferred shall be combined into a smaller number of shares, without a corresponding and proportional combination of its outstanding Common, the Series A Conversion Price and Series B Conversion Price in effect immediately prior to such combination shall be proportionately decreased. In the case of any such subdivision or combination, no further adjustment shall be made pursuant to this subparagraph 4(d) by reason thereof.

                    (iii) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subparagraph 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this subparagraph 4(d)(iii), the holders of the Series Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common shares of the Corporation into which their shares of Series Preferred are convertible as of the record date fixed for the determination of the holders of Common shares of the Corporation entitled to receive such distribution.

                    (iv) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common shall be entitled to receive stock, securities or assets with respect to or in exchange for Common, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of Series Preferred shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common which the holders would have otherwise been entitled to receive, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common equal to the number of shares of such Common immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series A Conversion Price and Series B Conversion Price) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

               (e) Special Conversion Price Adjustment of Series B Preferred.

                    (i) If the Corporation's Actual EBITDA (as defined below) during the period beginning April 1, 2006 and ending March 31, 2007 (the "APPLICABLE PERIOD") is less than the Planned EBITDA (as defined below) during the Applicable Period, then the original Series B Conversion Price on the Purchase Date shall be deemed to have been: (1) $4.8909 multiplied by (2) the EBITDA Ratio (as defined below) (retroactively to the Series B Original

Issue Date and thereafter applying any subsequent adjustments to the Series B Conversion Price that may have occurred after the Purchase Date pursuant to subsection 4(c)) (the "NEW SERIES B CONVERSION PRICE"), provided however that in no event will the Series B Conversion Price be decreased below $3.6681 as a result of this adjustment.

               "ACTUAL EBITDA" means the Corporation's consolidated earnings from operations before interest, taxes, depreciation and amortization, determined by the firm of independent certified public accountants engaged by the Corporation for purposes of its own audit in accordance with U.S. generally accepted accounting principles as consistently applied by the Corporation in accordance with past practices; however, for the avoidance of doubt, Actual EBITDA shall be computed excluding any Corporation accounting, legal or financial advisory fees or expenses associated with the transactions contemplated by that certain. Series B Convertible Preferred Stock Purchase Agreement dated May 18, 2006, as amended, whether or not such fees or expenses are capitalized, or any Non-Cash Compensation Expenses.

               "PLANNED EBITDA" during the Applicable Period means $23,369,453, excluding any Corporation accounting, legal or financial advisory fees or expenses associated with the transactions contemplated by that certain Series B Convertible Preferred Stock Purchase Agreement dated on or about May 18, 2006, whether or not such fees or expenses are capitalized, or any Non-Cash Compensation Expenses, provided however that Planned EBITDA will be decreased (and an amendment to this Amended and Restated Certificate of Incorporation will be promptly filed to reflect such decrease) if and to the extent that the Board of Directors approves a change in the Corporation's operating plan that results in a decrease in Planned EBITDA for any portion of the Applicable Period after the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of Delaware.

               "EBITDA RATIO" means the quotient obtained by dividing Actual EBITDA (as defined above, together with all exclusions set forth above) by Planned EBITDA (as defined above, together with all exclusions set forth above).

               "NON-CASH COMPENSATION EXPENSES" means expenses relating to stock options and the like, but excluding any non-cash consideration, including without limitation, promissory notes or shares of the Company's securities, given in lieu of compensation that would otherwise be payable for a defined amount of cash.

                    (ii) As soon as practicable after the final determination of the EBITDA Ratio, the Board of Directors shall take all such actions necessary (including seeking all necessary stockholder approvals) to file an Amended and Restated Certificate of Incorporation that amends Article IV A, Section 4(a)(l) to include the New Series B Conversion Price as of such filing.

               (f) No Impairment. The Corporation will not, without the appropriate vote of the stockholders under the General Corporation Law of Delaware or subparagraph 7 hereof, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this subparagraph 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred against impairment.

          (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this subparagraph 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred or Series B Preferred, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, the Series A Conversion Price or Series B Conversion Price, as applicable, at the time in effect and the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Series Preferred. The Corporation shall, upon the written request at any time of any holder of Series Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Series A Conversion Price or Series B Conversion Price, as applicable, at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Series Preferred.

          (h) Notices of Record Date. Subject to Section 8 below, in the event that the Corporation shall propose at any time after the Purchase Date, other than with respect to the Self-Tender:

               (i) to declare any dividend or distribution upon the Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, other than distributions to stockholders in connection with the repurchase of shares of former employees or consultants;

               (ii) to offer for subscription to the holders of any class or series of its capital stock any additional shares of stock of any class or series or any other rights;

               (iii) to effect any reclassification or recapitalization; or

               (iv) to merge or consolidate with or into any other corporation or entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series Preferred:

                    (A) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above; and

                    (B) in the case of the matters referred to in clauses (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shall be entitled to exchange their Common for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series Preferred at the address for each such holder as shown on the books of the Corporation. Notwithstanding the foregoing, the notices requited under this subparagraph (g) can be waived, either retroactively or prospectively, by the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series Preferred voting as a single class, and not as separate series, on an as-converted basis, on behalf of all holders of Series Preferred.

          (i) Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common shares, solely for the purpose of effecting the conversion of the Preferred shares, such number of its Common shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred shares; and if at any time the number of authorized but unissued Common shares shall not be sufficient to effect the conversion of all then outstanding Preferred shares, in addition to such other remedies as shall be available to the holder of such Preferred shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles of Incorporation.

     5. Voting Rights.

          (a) Except as otherwise provided herein or required by law, each share of Series Preferred issued and outstanding shall have the number of votes equal to the number of Common shares into which the Series Preferred is convertible, as adjusted from time to time pursuant to subparagraph 4 hereof. Except as otherwise provided herein or required by law, holders of Series Preferred shall be entitled to vote on all matters as to which holders of Common shall be entitled to vote, in the same manner and with the same effect as the holders of Common, voting together with the holders of Common as one class.

          (b) The Board of Directors shall consist of seven (7) members. At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, (i) the holders of the Series Preferred, voting together as a single class and not as separate series and on an as-converted basis, shall be entitled to elect four (4) members of the Board of Directors (the "PREFERRED DIRECTORS") and (ii) the holders of shares of Common, voting as a separate class, shall be entitled to elect three members of the Board of Directors, one of whom shall be the then-current Chief Executive Officer of the Corporation (the "COMMON DIRECTORS"). In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class of stock pursuant to this subparagraph 5(b), the affirmative vote of the holders of a majority of the shares of that class may elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class of stock may be removed during the aforesaid term of office, either with or without cause, by the affirmative vote of the holders of the shares of the class of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class of stock represented at a meeting or pursuant to unanimous written consent. Notwithstanding the foregoing, any director may be removed for cause in accordance with Delaware General Corporation Law.

     6. No Reissuance of Series Preferred. No share or shares of Series Preferred acquired by the Corporation by reason of purchase, conversion, redemption or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     7. Protective Provisions. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, so long as 500,000 shares of Series Preferred shall be outstanding, the Corporation shall not without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series Preferred, voting as a single class, and not as separate series, on an as-converted basis:

          (a) Repurchase, redeem, acquire or retire any shares of Common or Preferred, except (i) at or below the initial cost, upon termination of and from employees, officers, directors or consultants of this Corporation pursuant to the terms of stock option or incentive stock agreements or plans approved by the Board of Directors, (ii) upon the exercise of the Corporation's right of first refusal upon a transfer of such shares, (iii) the redemption of Series B Preferred in accordance with subparagraph 3 hereof, or (iv) any repurchase, redemption or other acquisition from the holders of shares of Common or Series A Preferred or options or other securities exercisable for or convertible into shares of Common of up to an aggregate of $100,000,000 and at a price per share not to exceed $4.8909 (determined on an as-converted and as exercised to Common Stock basis and as adjusted to reflect subdivisions and combinations of shares and stock dividends) that occurs prior to or on July 31, 2006 (the "SELF-TENDER");

          (b) increase or decrease (other than by conversion or in accordance with the redemption provisions of this Amended and Restated Certificate of incorporation) the authorized number of shares of Series A Preferred or Series B Preferred;

          (c) authorize or create, by reclassification, merger or otherwise, any new class or series of shares having rights, preferences or privileges senior to, or on parity with any series of Preferred Stock;

          (d) change the authorized number of the Board of Directors;

          (e) liquidate or wind up the Corporation;

          (f) consummate a merger, corporate reorganization, or any transaction or series of transactions in which more than 25% of the assets of the Corporation (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Board of Directors) are sold or transferred, or in which transaction or series of transactions the Corporation's stockholders immediately prior to such transaction or series of transactions own immediately after such transaction or series of transactions less than a majority of the equity securities of the surviving corporation or its parent (by virtue of the securities of the Corporation outstanding immediately prior to such transaction), or enter into any agreement for the purpose of any of the foregoing;

          (g) alter or change the rights, preferences or privileges of the Series A Preferred or Series B Preferred;

          (h) amend the Corporation's Certificate of Incorporation or Bylaws; or

          (i) declare or pay any dividend with respect to the Common shares or Preferred Stock of the Corporation.

     8. Matters Requiring Approval of the Preferred Directors. So long as 500,000 shares of Series Preferred shall be outstanding, this Corporation shall not, without obtaining the approval of the Board of Directors, which approval shall include the affirmative vote or written consent of a majority of the Preferred Directors:

          (a) make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership or other entity unless it is wholly owned by the Corporation;

          (b) make any loan or advance to any person, including any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

          (c) guarantee any indebtedness, except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business;

          (d) encumber or grant a security interest in all or substantially all of the assets of the Corporation or incur any aggregate indebtedness in excess of $250,000 that is not already included in a budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business;

          (e) enter into or be a party to any transaction with any director, officer or employee of the Corporation or any "associate" or "affiliate" (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934) of any such person;

          (f) hire, fire or change the compensation of the executive officers of the Corporation, including approving any option plans; or

          (g) sell, transfer, license, pledge or encumber technology or intellectual property, other than licenses granted in the ordinary course of business;

          (h) acquire a material amount of assets through a merger or purchase of all or substantially all of the assets or capital stock of another entity;


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

          (i) increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan; or

          (j) effect the Corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common shares for the account of the Corporation to the public.

     9. Self-Tender. No provision contained in this Amended and Restated Certificate of Incorporation of the Corporation shall require the Corporation to give notice of, obtain any consent or waiver for, or prevent or in any way restrict the Corporation from entering into or offering to enter into or consummating the Self-Tender.

     B. Common Stock.

     1. Dividend Rights. Subject to the prior rights of the Series Preferred, the holders of Common shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

     2. Liquidation. Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in subparagraph 2 of paragraph A of this Article IV.

     3. Voting Rights. The holder of each share of Common shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters in such manner as may be provided by law.

     4. Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

     5. Protective Provisions. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, the Corporation shall not enter into, or agree to enter into, any Series B Directed Liquidation (as defined below), or, until the final determination of the EBITDA Ratio, amend the provisions of Article IV(A) Section 4(e) without first obtaining the affirmative vote or written consent of either (a) a majority of the Common Directors, or (b) the holders of not less than a majority of the outstanding shares of Common, voting as a single class (provided however that any shares of Common that are held by a Series B Stockholder (resulting from the conversion of shares of Series B Preferred or otherwise) shall not be included in the numerator or denominator in calculating such requisite majority of the outstanding Common shares).

     The term "SERIES B DIRECTED LIQUIDATION" shall mean: (1) any Liquidation as described in subsection 2(d)(i) or 2(d)(ii) between (a) the Corporation or any subsidiary of the Corporation and (b) any individual, corporation or entity who or which (i) is at such time or was at any time


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

in the six month period prior to the Liquidation the record or beneficial owner of any shares of Series B Preferred (a "SERIES B STOCKHOLDER") or (ii) is at such time or was at any time in the six month period prior to the Liquidation an Affiliate (as defined below) or Associate (as defined below) of a Series B Stockholder, (2) any equity financing, convertible debt financing, reclassification of securities or recapitalization or other similar transaction or series of related transactions that would have the effect, either directly or indirectly, of increasing the proportionate ownership interest of the Series B Stockholders after the Purchase Date; provided, however, that if the material terms of such equity financing, convertible debt financing, reclassification, recapitalization or other similar transaction or series of related transactions have been negotiated in good faith by each of the Corporation and an independent third party (or syndicate of independent third parties) who is not or was not at any time in the six month period prior to such transaction a Series B Stockholder (or an Affiliate or Associate thereof) and such independent third party (or syndicate of independent third parties) provides at least 75% of the consideration to be so delivered in such transaction, not including consideration that is being delivered by any stockholder, including a Series B Stockholder, pursuant to the exercise of a preexisting right of first offer or other similar pre-emptive right under an agreement with the Company (provided that such agreement has been duly approved by the Board of Directors, including the Common Directors, if applicable, in accordance with the provisions of this Section B(5)), then the consent of the Common Directors or holders of outstanding shares of Common as provided pursuant to the provisions of this Section B(5) shall not be required, or (3) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Series B Directed Liquidation.

     The terms "AFFILIATE" and "ASSOCIATE" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                                    ARTICLE V

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation consistent with the Protective Provisions set forth in Article IV(A)(7).

                                   ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                   ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

                                      * * *


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

     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

     Executed at Tempe, Arizona, on July 11, 2006.


                                        /s/ William H. Rinehart
                                        ----------------------------------------
                                        William H. Rinehart, President